Bodisen Biotech Sees Record 1st Quarter Net Income, Company Provides Guidance for Accelerated Sales and Earnings Growth in 2006

NEW YORK--(BUSINESS WIRE) — April 3, 2006 -- Bodisen Biotech, Inc., (AMEX:BBC, London AIM:BODI, website: www.bodisen.com), the first China based environmentally friendly bio fertilizer company listed on a US stock exchange, and dually listed in London, announced today that the company experienced strong sales in the first quarter of 2006. Bodisen sees record earnings for the quarter ended March 31, 2006.

In the first quarter that ended on March 31, 2005, Bodisen reported total revenues of $4,701,675 and net income of $796,733, or $0.05 fully diluted earnings per share.

On the First Quarter Earnings

Karen Qiong Wang, CEO of Bodisen commented: “In 2005, Bodisen reported a year of record sales and earnings. The 4th quarter of each year is historically the slowest period for the agricultural industry due to the frozen winter season and less farming activities. Our earnings in 2005 would have been approximately $570,000 ($0.04 per share) higher, had we not spent critically important marketing expenses in the 4th quarter of 2005 for 2006 related marketing efforts in anticipation of strong growth in 2006. With a sound marketing program in place, we started the 2006 planting season with a strong balance sheet, abundant capital without additional funding needs, deeper market penetration and a strong nationally recognized “Bodisen” brand, which we believe will result in continued rapid growth for the company in 2006. Our factories are operated around the clock to keep up with growing customer demand. We look forward to reporting record earnings for our first quarter and building on this growth in the upcoming second and third quarters, which typically are our strongest quarters of the year.”

2006 Guidance and Update

Ms. Wang said,”Since entering the public market in March 2004, Bodisen has consistently achieved high double digit year-over-year sales and earnings growth. With more than 60 products, enhanced brand recognition, an extensive distribution network, strong market demand for organic bio-fertilizers and sufficient capital resources, we expect to continue to achieve strong year-over-year revenue and earnings growth in 2006.”

”In November 2005, we received $43 million in signed orders for 2006 at two large industry trade shows, which we believe represent approximately 70% of our expected annual sales in 2006 and already exceeds our 2005 reported revenues of approximately $31.0 million. In 2006, we expect to at least double our 2005 sales volume while targeting net margin of approximately 30%. As Chinese farmers increasingly transition from chemical fertilizers to more cost-effective, higher yield and environmentally friendly organic bio-fertilizers, Bodisen is well-positioned to benefit from this favorable market environment. With an extensive market reach covering almost 60% of China, Bodisen is able to supply farmers with complete agricultural product solutions that meet their changing needs throughout the year,” said Ms. Wang.

In addition to its expected revenue growth and net margin performance, the company stated that its 2006 plans include the completion of two manufacturing facilities in the northeast and northwest regions of China, which are two of the largest farming areas in China. Bodisen already has established distribution channels in these areas through sales of its high margin liquid fertilizers. The facilities are expected to be up and running in 2006, in time for the 2007 planting season product sales. Bodisen believes that the added capacity could potentially double the company’s sales in 2007 compared to 2006. China is the largest fertilizer market in the world with a total market size of approximately $17 billion annually for agricultural products. Bodisen has considerable room for growth for many years to come.

“After completing extensive due diligence on our business and financials led by global law firms Jones Day, ReedSmith and accounting firm Deloitte & Touche, we completed our dual listing in London during the first quarter. The successful dual listing not only provided Bodisen with growth capital and greater name exposure but also opened up new potential product distribution channels for the company as Bodisen receives more and more product requests from European and other international markets. Today, Bodisen is a strong company with a focused management team and no plans to dilute existing shares. The company has a strong and successful operations model capable of sustaining our rapid growth in 2006, 2007 and beyond.” said Ms. Wang.

About Bodisen Biotech, Inc.

A Delaware company, Bodisen is headquartered in Shaanxi, China's agricultural hub. In January 2006, Bodisen was ranked the 16th fastest growing company in China by Forbes China. The Bodisen brand is a highly recognized fertilizer brand in China. Its environmentally friendly "green" products support the mandate of the Chinese government to increase crop yields for the purpose of decreasing China's dependency on food imports. Utilizing proprietary agricultural technologies, Bodisen sells over 60 packaged products, broken down into 4 product categories: Organic Compound Fertilizer; Organic Liquid Fertilizer; Pesticides & Insecticides, and agricultural raw materials. Bodisen's organic fertilizers are government certified as “organic” and can be absorbed by plants within 48 hours and enrich soil conditions without the damaging effects associated with chemical fertilizers. Bodisen’s products address grains, vegetables, and fruit crops and have been proven to increase crop yields by 10% to 35% while being environmentally friendly. Among China's population of 1.3 billion, approximately 900 million are farmers or have agriculture related jobs whose incomes depend on their crop yields. With approximately 600 (and growing) nationwide distribution centers, Bodisen has experienced rapid growth.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Bodisen Biotech, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Investor Relations: Debra Chen
The Piacente Group, Inc.
212-481-1907
debra@thepiacentegroup.com